Exhibit 10.1

DESCRIPTION OF AMENDMENT TO EMPLOYMENT LETTER
On September 19, 2017, an original offer letter was provided to Raymond Matsumoto. The summary below represents the understanding of the parties as of July 1, 2019 with respect to employment of Mr. Matsumoto:
•Base compensation: $300,000 per year, reviewed annually;
•Annual bonus target of 155% of annual salary payable in cash and restricted stock units of common stock of Axos Financial, Inc. ("RSUs") with performance evaluated and bonus paid semi-annually. The RSUs granted for bonus will vest over future employment service, generally within three years, and the mix of cash and RSUs may change at the discretion of the CEO or the Board.
•Three weeks of annual vacation per year;
•Eligible to join Axos medical, dental, 401(k) and other benefit plans.